Exhibit (b)(ii) under Form N-1A
                                      Exhibit 3(ii) under Item 601/Reg. S-K


                             SouthTrust Funds

                              Amendment No. 1
                              to the By-Laws

                          Effective March 1, 2002


The By-laws of SouthTrust Funds are amended as follows:


Sections 3.1, 3.2 and 3.3 are deleted and replaced with the following:

      3.1 Enumeration; Qualification. The officers of the Trust shall be a Chief Executive Officer, President, a Treasurer, a Secretary and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time in their discretion may appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

      3.2  Election.  The Chief Executive Officer, President, the
      Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time.

      3.3. Tenure. The Chief Executive Officer, President, the Treasurer and the Secretary shall hold office until their respective successors are chosen and qualified, or in each case until he/she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.


Sections 3.5 through 3.8 are renumbered as sections 3.6 through 3.9.


The following is added as a new section 3.5:


      3.5.  Chief Executive Officer.  The Chief Executive Officer shall
            ------------------------
      be the Trust's chief executive officer.


Section 3.6 is deleted and replaced with the following:

      3.6 President. In the absence of the Chief Executive Officer the President shall have the authority of the Chief Executive Officer. Unless the Trustees otherwise provide, the President shall preside at all the meetings of the shareholder. In addition, the President shall have such other duties and powers as may be designated from time to time by the Trustees or by the Chief Executive Officer.